Exhibit (k)(ii)
ACCESS CAPITAL STRATEGIES COMMUNITY INVESTMENT FUND, INC.
COMPLIANCE SERVICES AGREEMENT
     AGREEMENT made as of the first day of October 2006, by and between Access Capital Strategies Community Investment Fund, Inc. (the “Fund”), a Maryland Corporation, with its principal office and place of business at 419 Boylston Street, Suite 501, Boston, Massachusetts, 02116, and Foreside Compliance Services, LLC, a Delaware limited liability company with its principal office and place of business at Two Portland Square, Portland, Maine, 04101 (“FCS”).
     WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a continuously offered, closed-end interval fund; and
     WHEREAS, the Fund desires that FCS perform certain compliance services for the Fund, and FCS is willing to provide those services on the terms and conditions set forth in this Agreement;
     NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Fund and FCS hereby agree as follows:
     SECTION 1. APPOINTMENT; DELIVERY OF DOCUMENTS
     (a) The Fund hereby appoints FCS, and FCS hereby agrees, to provide a Chief Compliance Officer (“CCO”), as described in Rule 38a-1 under the 1940 Act, as amended (“Rule 38a-1”), for the period and on the terms and conditions set forth in this Agreement.
     (b) In connection therewith, the Fund has delivered to FCS copies of: (i) the Fund’s Declaration of Fund and Bylaws (collectively, as amended from time to time, “Organizational Documents”); (ii) the Fund’s current Registration Statement, as amended or supplemented, filed with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the 1940 Act (the “Registration Statement”); (iii) the Fund’s current Prospectus and Statement of Additional Information, if any, or Private Offering Memorandum (collectively, as currently in effect and as amended or supplemented, the “Disclosure Documents”); (iv) any plan of distribution or similar document adopted by the Fund (“Plan”) and each current shareholder service plan or similar document adopted by the Fund (“Service Plan”); and (v) all policies and procedures adopted by the Fund with respect to the Fund (e.g., repurchase agreement procedures), and shall promptly furnish FCS with all amendments of or supplements to the foregoing. The Fund shall deliver to FCS a certified copy of the resolution of the Board of Directors of the Fund (the “Board”) appointing FCS hereunder and authorizing the execution and delivery of this Agreement.
     SECTION 2. DUTIES OF FCS
     (a) Subject to the approval of the Board, FCS shall make available to act as the Fund’s CCO a qualified person responsible for administering the Fund’s compliance program as provided in Rule 38a-1. Such person shall be competent and knowledgeable regarding the federal securities laws and shall, in the exercise of his or her duties to the Fund, act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Fund. FCS’

responsibility for the activities of the CCO are limited to the extent that the Board shall make all decisions regarding the designation, termination and level of compensation of the CCO as provided by Rule 38a-1.
     (b) With respect to the Fund, the CCO shall:
(i) Report directly to the Board and respond to compliance-related inquiries and requests made by the Board;
(ii) Review the Fund’s compliance program policies and procedures including those policies and procedures of the Fund’s adviser, sub-adviser, administrator, principal underwriter, distributor, custodian and transfer agent, as applicable, (collectively, “Service Providers”) that relate to the Fund;
(iii) Conduct periodic reviews of the Fund’s compliance program to incorporate any new or changed regulations, best practice recommendations or other guidelines that may be appropriate;
(iv) Review no less frequently than annually, the adequacy of the policies and procedures of the Fund and its Service Providers and the effectiveness of their implementation;
(v) Apprise the Board of significant compliance events at the Fund or its Service Providers;
(vi) Design testing methods for the Fund’s compliance program policies and procedures;
(vii) Perform and document periodic testing of certain key control procedures (as appropriate to the circumstances), including reviewing reports, investigating exceptions, and making inquiries of Fund management and Service Providers;
(viii) Conduct periodic site visits of the Service Providers as necessary;
(ix) Deliver updates to the Fund or its Service Providers and provide training, as necessary;
(x) Establish a quarterly reporting process to the Board, including both written and oral reports. The CCO will attend regularly scheduled board meetings as well as special meetings on an as-needed basis;
(xi) Prepare a written annual report for the Board and attend Board meetings annually and as requested. Such report shall, at a minimum, address (A) the operation of the Fund’s and its Service Providers’ policies and procedures since the last report to the Board; (B) any material changes to such policies and procedures since the last report; (C) any recommendations for material changes to the policies and procedures as a result of the periodic or annual reviews referred to in Sections 2(b)(iii) and (iv) above; and (D) any “material compliance matters” (as defined in Rule 38a-1) since the date of the last report; and
(xii) No less than annually, the CCO shall meet separately with the Fund’s independent Directors.
     (c) FCS shall provide such other services and assistance relating to the affairs of the Fund as the Fund may, from time to time, reasonably request pursuant to mutually acceptable compensation and implementation agreements.
     (d) FCS shall maintain records relating to its services, such as compliance policies and procedures, relevant Board presentations, annual reviews, and other records, as are required to be maintained under the 1940 Act and Rule 38a-1 thereunder, as well as those records required under the Securities Exchange Act of 1934, as amended, and Rule 17a-3 and 17a-4 thereunder. Such reports shall be maintained in the manner and for the periods as are required under the applicable rule or regulation. The books and records pertaining to the Fund that are in possession of FCS shall be the property of the Fund. The Fund, or the Fund’s authorized representatives, shall have access to such books and records at all times during FCS’s normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided promptly by FCS to the Fund or the Fund’s authorized representatives at the Fund’s expense. In the event the Fund designates a successor that shall assume any of FCS’s obligations hereunder, FCS shall, at its own cost and at direction of the Fund, transfer to such successor all relevant books, records and other data established or maintained by FCS under this Agreement.
     (e) Nothing contained herein shall be construed to require FCS to perform any service that could cause FCS to be deemed an investment adviser for purposes of the 1940 Act or the Investment Advisers Act of 1940, as amended, (“Advisers Act”) or that could cause a Fund to act in contravention of the Fund’s Prospectus or SAI, if any, or Disclosure Documents or any provision of the 1940 Act. Except with respect to FCS’s duties as set forth in this Section 2 and except as otherwise specifically provided herein, the Fund assumes all responsibility for ensuring that the Fund complies with all applicable requirements of the Securities Act, the 1940 Act and any laws, rules and regulations of governmental authorities with jurisdiction over the Fund. All references to any law in this Agreement shall be deemed to include reference to the applicable rules and regulations promulgated under authority of the law and all official interpretations of such law or rules or regulations.
     (f) In order for FCS to perform the services required by this Section 2, the Fund (i) shall take reasonable steps to encourage all Service Providers to furnish any and all information to FCS as reasonably requested by FCS, and assist FCS as may be required and (ii) shall take reasonable steps to obtain the result that FCS has access to all records and documents maintained by the Fund or any Service Provider.

     SECTION 3. STANDARD OF CARE; LIMITATION OF LIABILITY; INDEMNIFICATION
     (a) FCS shall be under no duty to take any action except as set forth in Section 2 hereof or as specifically set forth herein or as may be specifically agreed to by FCS in writing. FCS shall use its best judgment and efforts in rendering the services described in this Agreement. FCS shall not be liable to the Fund or any of the Fund’s shareholders for any action or inaction of FCS relating to any event whatsoever in the absence of bad faith, willful misfeasance or negligence in the performance of FCS’s duties or obligations under this Agreement or by reason of FCS’s reckless disregard of its duties and obligations under this Agreement.
     (b) The Fund agrees to indemnify and hold harmless FCS, its employees and agents, directors and officers (“FCS Indemnitees”), against and from any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, and reasonable counsel fees arising out of FCS’s actions taken or failures to act with respect to a Fund that are consistent with the standard of care set forth in Section 3(a) or based, if applicable, on good faith reliance upon an item described in Section 3(d) (a “FCS Claim”), so long as such actions or inactions do not constitute a breach of this Agreement or any representation or warranty contained herein. The Fund shall not be required to indemnify any FCS Indemnitee if, prior to confessing any FCS Claim against the FCS Indemnitee, FCS or the FCS Indemnitee does not give the Fund written notice of and reasonable opportunity to defend against the FCS Claim in its own name or in the name of the FCS Indemnitee.
     (c) FCS agrees to indemnify and hold harmless the Fund, its employees, Directors and officers (“Fund Indemnitees”), against and from any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of (i) FCS’s actions taken or failures to act with respect to a Fund that are not consistent with the standard of care set forth in Section 3(a) or based, if applicable, on good faith reliance upon an item described in Section 3(d), (ii) any breach of FCS’s representation set forth in Section 13 (a “Fund Claim”), (iii) any breach of this Agreement, or any representation or warranty contained herein, by FCS, or (iv) FCS’s violation of law. FCS shall not be required to indemnify any Fund Indemnitee if, prior to confessing any Fund Claim against the Fund Indemnitee, the Fund or the Fund Indemnitee does not give FCS written notice of and reasonable opportunity to defend against the Fund Claim in its own name or in the name of the Fund Indemnitee.
     (d) A FCS Indemnitee shall not be liable for any action taken or failure to act in reasonable and good faith reliance upon, and in its performance of its duties hereunder:
(i) the advice of the Fund, the Fund’s outside counsel or the Fund’s independent accountants;
(ii) any oral instruction which it receives and which it reasonably believes in good faith was transmitted by a person or persons authorized by the Board to give such oral instruction. Provided that FCS has such reasonable belief in good faith, FCS shall have no duty or obligation to make any inquiry or effort of certification of such oral instruction;

(iii) any written instruction or certified copy of any resolution of the Board, and FCS may rely upon the genuineness of any such document or copy thereof reasonably believed in good faith by FCS to have been validly executed; or
(iv) as to genuineness, any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed in good faith by FCS to be genuine and to have been signed or presented by or on behalf of the Fund;
and no FCS Indemnitee shall be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which FCS reasonably believes in good faith to be genuine.
     (e) FCS shall not be liable for the errors of other Service Providers or their systems, except to the extent such Service Provider is an affiliate of FCS.
     (f) The Fund, and not FCS, shall be responsible for the designation and level of compensation of the Fund CCO, as well as for removing the CCO from his or her responsibilities related to the Fund in accordance with Rule 38a-1. Therefore, notwithstanding the provisions of this Section 3, the Fund shall supervise the activities of the Fund CCO with regard to such activities.
     SECTION 4. REPRESENTATIONS AND WARRANTIES
     (a) FCS represents and warrants to the Fund that:
(i) It is a limited liability company duly organized and existing and in good standing under the laws of the State of Delaware;
(ii) It is duly qualified to carry on its business in the State of Maine;
(iii) It is empowered under applicable laws and by its Operating Agreement to enter into this Agreement and perform its duties under this Agreement;
(iv) All requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;
(v) It has access to the necessary facilities, equipment, and personnel to assist the CCO in the performance of his or her duties and obligations under this Agreement;
(vi) This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of FCS, enforceable against FCS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties and will not violate any agreement between FCS and any third party;
(vii) It shall make available a person who is competent and knowledgeable regarding the federal securities laws and is otherwise reasonably qualified to act as a CCO and who will, in the exercise of his or her duties to the Fund, act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Fund;
(viii) It shall compensate the CCO fairly, subject to the Board’s right under any applicable regulation (e.g., Rule 38a-1) to approve the designation, termination and level of compensation of the CCO. In addition, it shall not retaliate against the CCO should the CCO inform the Board of a compliance failure or take aggressive action to ensure compliance with the federal securities laws by the Fund or a Service Provider;
(ix) It shall report to the Board promptly if FCS learns about CCO malfeasance or in the event the CCO is terminated as a CCO by another fund;
(x) It shall report to the Board if at any time the CCO is subject to the “bad boy” disqualifications as set forth in Section 15(b)(4) of the Securities Exchange Act of 1934, as amended, or Section 9 of the 1940 Act;
(xi) The various procedures and systems which FCS has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the records and other data of the Fund and FCS’ records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and FCS will make such changes therein from time to time as are reasonably required for the performance of its obligations hereunder;
(xii) The CCO shall disclose to and obtain Board approval of any compensation received in any non-cash compensation program (i.e., stock option plans, stock awards, stock purchase plans) or similar program;
(xiii) The CCO and FCS shall disclose to the Fund any potential conflicts of interest that may arise when the CCO or FCS serves multiple clients;
(xiv) As an officer of the Fund, the CCO will be subject to the Fund’s code of ethics and must report to the Board under such code or to the Review Officer as delegated by the Board; and
(xv) FCS shall have adequate processes and procedures to address all aspects of services it provides to the Fund.
     (b) The Fund represents and warrants to FCS that:
(i) It is a business Fund duly organized and existing and in good standing under the laws of Maryland;

(ii) It is empowered under applicable laws and by its Organizational Documents to enter into this Agreement and perform its duties under this Agreement;
(iii) All requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;
(iv) It is registered as a non-diversified, continuously offered, closed-end management investment company under the 1940 Act;
(v) This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Fund, enforceable against the Fund in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;
(vi) A registration statement under the Securities Act is pending with the SEC and once effective will remain effective, and appropriate State securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale;
(vii) The CCO shall be covered by the Fund’s Directors & Officers/Errors & Omissions Policy (the “Policy”), and the Fund shall use commercially reasonable efforts to ensure that the CCO’s coverage be (a) reinstated should the Policy be cancelled or terminated; (b) continued after the CCO ceases to serve as the Fund’s CCO on substantially the same terms as such coverage is provided for the Fund officers after such persons are no longer officers of the Fund; or (c) continued in the event the Fund merges or terminates, on substantially the same terms as such coverage is provided for the Fund officers. The Fund shall provide FCS with proof of current coverage, including a copy of the Policy, and shall notify FCS immediately should the Policy be cancelled or terminated;
(viii) The CCO is a named officer in the Fund’s by-laws and subject to the provisions of the Fund’s Organizational Documents regarding indemnification of its officers; and
(ix) The Fund has reported to the CCO any material compliance matter (as defined in Rule 38a-1) if any, applicable to the Fund that has occurred and has come to the Fund’s attention prior to the effective date of this Agreement.
     SECTION 5. COMPENSATION AND EXPENSES
     (a) In consideration of the compliance services provided by FCS and the CCO pursuant to this Agreement, the Fund shall pay FCS and the CCO the fees set forth in Appendix A hereto.
     All fees payable hereunder shall be accrued daily by the Fund. The fees payable for the services listed in Appendix A hereto shall be payable monthly on the first business day of each calendar month for services to be performed during the following calendar month. If fees payable for the services listed in Appendix A begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. Upon the termination of this Agreement with respect to a Fund, the Fund shall pay to FCS such compensation as shall be payable prior to the effective date of termination.
     (b) In connection with the services provided by FCS pursuant to this Agreement, the Fund, on behalf of each Fund, agrees to reimburse FCS for any out of pocket charges reasonably incurred and adequately documented as set forth on Appendix A hereto. Reimbursements shall be payable as incurred. Should the Fund exercise its right to terminate this Agreement, the Fund, on behalf of the applicable Fund, shall not reimburse FCS for all reasonably incurred and adequately documented out-of-pocket expenses and employee time associated with the copying and movement of records and material to any successor person and providing assistance to any successor person in the establishment of the accounts and records necessary to carry out the successor’s responsibilities.
     (c) FCS may, with respect to questions of law relating to its services hereunder, apply to and obtain the advice and opinion of counsel to the Fund; provided, however, that FCS shall in all cases first reasonably attempt to apply to and obtain the advice and opinion of in-house counsel to FCS. The costs of any such advice or opinion of counsel to either the Fund or to FCS shall be borne by the Fund.
     (d) Notwithstanding anything in this Agreement to the contrary, FCS and its affiliated persons may receive compensation or reimbursement from the Fund with respect to: (i) the provision of services on behalf of the Fund in accordance with any Plan or Service Plan; (ii) the provision of shareholder support or other services; (iii) service as a Director or officer of the Fund; and (iv) services to the Fund, which may include the types of services described in this Agreement, with respect to the creation of any Fund and the start-up of the Fund’s operations.
     (e) The Fund shall be responsible for and assumes the obligation for payment of all of its expenses, including: (i) the fee payable under this Agreement; (ii) the fees payable to each investment adviser under an agreement between the investment adviser and the Fund; (iii) expenses of issue, repurchase and redemption of Shares; (iv) interest charges, taxes and brokerage fees and commissions; (v) premiums of insurance for the Fund, the Directors, the CCO and other officers and fidelity bond premiums; (vi) fees, interest charges and expenses of third parties, including the Fund’s independent accountants, custodians, transfer agents, dividend disbursing agents and fund accountants; (vii) fees of pricing, interest, dividend, credit and other reporting services; (viii) costs of membership in trade associations; (ix) telecommunications expenses; (x) fund’s transmission expenses; (xi) auditing, legal and compliance expenses; (xii) costs of forming the Fund and maintaining its existence; (xiii) costs of preparing, filing and printing the Fund’s Prospectuses, subscription application forms and shareholder reports and other communications and delivering them to existing shareholders, whether of record or beneficial; (xiv) expenses of meetings of shareholders and proxy solicitations therefor; (xv) costs of maintaining books of original entry for portfolio and fund accounting and other required books and accounts, of calculating the net asset value of Shares and of preparing tax returns; (xvi) costs of reproduction, stationery, supplies and postage; (xvii) fees and expenses of the Fund’s Directors and officers; (xviii) costs of Board, Board committee, and other corporate meetings; (xix) SEC registration fees and related expenses; (xx) state, territory or foreign securities laws registration fees and related expenses; and (xxi) all fees and expenses paid by the Fund in accordance with any Plan or Service Plan or agreement related to similar matters.
     SECTION 6. EFFECTIVENESS, DURATION, TERMINATION AND ASSIGNMENT
     (a) This Agreement shall become effective with respect to each Fund or Class on the date first written above. Upon effectiveness of this Agreement, it shall supersede all previous agreements between the parties hereto covering the subject matter hereof insofar as such Agreement may have been deemed to relate to the Fund.
     (b) This Agreement shall continue in effect with respect to a Fund until terminated and shall be renewed annually, the first renewal occurring no later than September 30, 2007.
     (c) This Agreement may be terminated with respect to a Fund at any time, without the payment of any penalty (i) by the Board on sixty (60) days’ written notice to FCS or (ii) by FCS on sixty (60) days’ written notice to the Fund; provided, however, that the Board will have the right and authority to terminate the Fund’s relationship with the CCO at any time, with or without cause.
     (d) Should the person acting as CCO be terminated by FCS, the Board retains the right to terminate the CCO as the Fund’s CCO as described in (c) above. In this case, FCS will provide a temporary CCO until a new, permanent one is found.
     (e) The provisions of Sections 2(d), 3, 5(b), 6(e), 6(f), 8, 9, 13, 14(a) and 14(i) shall survive any termination of this Agreement.
     (f) This Agreement and the rights and duties under this Agreement otherwise shall not be assignable by either FCS or the Fund except by the specific written consent of the other party. If the parties to this Agreement consent to assignment of all or any part of this Agreement, all terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.
     SECTION 7. ADDITIONAL FUNDS AND CLASSES
     In the event that the Fund establishes one or more series of Shares or one or more classes of Shares after the effectiveness of this Agreement, such series of Shares or classes of Shares, as the case may be, shall become Funds and Classes under this Agreement. FCS or the Fund may elect not to make any such series or classes subject to this Agreement.

     SECTION 8. CONFIDENTIALITY
     FCS agrees to treat all records and other information related to the Fund as proprietary information of the Fund and, on behalf of itself and its employees, to keep confidential all such information, except that FCS may:
     (a) release such other information as approved by the Fund, which approval shall not be unreasonably withheld where FCS is advised by counsel that it may be exposed to civil or criminal contempt proceedings for failure to release the information (provided, however, that FCS shall seek the approval of the Fund as promptly as possible so as to enable the Fund to pursue such legal or other action as it may desire to prevent the release of such information) or when so requested by the Fund; and
     (b) FCS shall abide by the Fund’s privacy policy pursuant to Regulation S-P promulgated under Section 504 of the Gramm-Leach-Bliley Act.
     SECTION 9. FORCE MAJEURE
     FCS shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, strikes or other industrial action, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply; provided, however, that FCS shall have reasonable disaster recovery plans in place. In addition, to the extent FCS’s obligations hereunder are to oversee or monitor the activities of third parties, FCS shall not be liable for any failure or delay in the performance of FCS’ duties caused, directly or indirectly, by the failure or delay of such third parties in performing their respective duties or cooperating reasonably and in a timely manner with FCS.
     SECTION 10. ACTIVITIES OF FCS
     (a) Except to the extent necessary to perform FCS’s obligations under this Agreement, nothing herein shall be deemed to limit or restrict FCS’s right, or the right of any of FCS’s managers, officers or employees who also may be a Director, officer or employee of the Fund, or persons who are otherwise affiliated persons of the Fund to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, Fund, firm, individual or association.
     (b) Subject to prior written approval of the Fund, FCS may subcontract any or all of its functions or responsibilities pursuant to this Agreement to one or more persons, which may be affiliated persons of FCS, who agree to comply with the terms of this Agreement; provided, that any such subcontracting shall not relieve FCS of its responsibilities hereunder. FCS may pay those persons for their services, but no such payment will increase FCS’s compensation or reimbursement of expenses from the Fund.

     SECTION 11. COOPERATION WITH INDEPENDENT ACCOUNTANTS
     FCS shall cooperate, if applicable, with each Fund’s independent public accountants and shall take reasonable action to make all necessary information available to the accountants for the performance of the accountants’ duties.
     SECTION 12. SERVICE DAYS
     Nothing contained in this Agreement is intended to or shall require FCS, in any capacity under this Agreement, to perform any functions or duties on any day other than a business day of the Fund or of a Fund. Functions or duties normally scheduled to be performed on any day which is not a business day of the Fund or of a Fund shall be performed on, and as of, the next business day, unless otherwise required by law.
     SECTION 13. LIMITATION OF SHAREHOLDER AND DIRECTOR LIABILITY
     The Directors of the Fund and the shareholders of the Fund shall not be liable for any obligations of the Fund under this Agreement, and FCS agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Fund to which FCS’ rights or claims relate in settlement of such rights or claims, and not to the Directors of the Fund or the shareholders of the Fund.
     SECTION 14. MISCELLANEOUS
     (a) Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement.
     (b) No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.
     (c) This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.
     (d) This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.
     (e) This Agreement may be executed by the parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.
     (f) If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid. This Agreement shall be construed as if drafted jointly by both FCS and Fund and no presumptions shall arise favoring any party by virtue of authorship of any provision of this Agreement.

     (g) Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.
     (h) Notices, requests, instructions and communications received by the parties at their respective principal places of business set forth above, or at such other address as a party may have designated in writing, shall be deemed to have been properly given.
     (i) Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund of the Fund are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise.
     (j) Each of the undersigned warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof.
     (k) The term “affiliated person” shall have the meanings ascribed thereto in the 1940 Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

ACCESS CAPITAL STRATEGIES COMMUNITY INVESTMENT FUND, INC.
By:	/s/ David F. Sand
David F. Sand
Chief Executive Officer

FORESIDE COMPLIANCE SERVICES, LLC
By:	/s/ Simon Collier
Simon Collier
Managing Partner

ACCESS CAPITAL STRATEGIES COMMUNITY
INVESTMENT FUND, INC.
COMPLIANCE SERVICES AGREEMENT
Appendix A
As of October 1, 2006
a.	CCO Designation

The Fund’s Board of Directors has designated Mr. Peter R. Guarino as the Fund’s CCO.

b.	Fees

(1)	For CCO services, billed monthly:
(i)	A base fee of $24,000 per annum per fund, plus a base fee of $6,000 per annum per Advisor, plus a base fee of $6,000 per annum per Sub-advisor.

(ii)	An asset based fee of 0.3 basis points of Fund assets per annum
(2) The fees for CCO services discussed above in subsection (1) of this section shall include the CCO’s compensation. Mr. Guarino’s compensation shall be 65% of total fees per annum, not including out-of-pocket and related expenses. The Fund’s Board of Directors shall approve the CCO’s compensation annually.
c. Out-Of-Pocket and Related Expenses
     The Fund, on behalf of the applicable Fund, shall reimburse FCS for the following out-of-pocket and ancillary expenses:
(i)	communications

(ii)	postage and delivery services

(iii)	record storage and retention (imaging, microfilm and shareholder record storage)

(iv)	reproduction

(v)	reasonable travel expenses for the CCO incurred in connection with his oversight of the compliance programs of the Service Providers

(vi)	reasonable travel expenses incurred in connection with travel requested by the Board and agreed in advance

(vii)	other expenses incurred in connection with providing the services described in this Agreement if approved by the Administrator

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